UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2026

HYCROFT MINING HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38387	82-2657796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3030 Winnemucca, Nevada	89446
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 304-0260

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2026 (the “Award Date”), the Board of Directors (the “Board”) of Hycroft Mining Holding Corporation (the “Company”), upon recommendation of the Compensation Committee of the Board (the “Committee”) and in consultation with the Company’s independent compensation consultant, approved (i) restricted stock unit (“RSU”) make-whole awards under the Company’s equity incentive plan and certain related cash payments and (ii) a one-time extraordinary bonus, in each case for the Company’s named executive officers identified in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2025, as amended on December 19, 2025 (the “NEOs”).

Make-whole Awards (2023–2025 LTI)

Beginning in 2023 and continuing through 2025, due to limited share availability under the Company’s equity incentive plans, the Committee granted long-term equity compensation (“LTI”) awards substantially below the target LTI award levels. Following the stockholder approval of the Company’s new equity incentive plan authorizing 3,500,000 additional shares for equity compensation awards on December 29, 2025, the Board determined that it was appropriate to approve new grants to the impacted LTI participants intended solely to compensate them for the reductions to their cumulative target LTI opportunities for 2023–2025 (the “Make-whole Awards”).

In an effort to align with the vesting periods that were applicable to the corresponding reduced 2023–2025 LTI awards, the Board determined that a portion of the Make-whole Awards would vest on the Award Date. Such immediately vested portion was granted through a combination of (i) fully vested RSUs and (ii) cash payments. The remainder of the Make-whole Awards were granted as RSUs vesting over a 12-month to 24-month period, generally subject to continued employment through each vesting date.

The following table summarizes, for each NEO, the total RSUs granted, the cash awards provided, and the applicable vesting dates. Amounts in the table below reflect the gross amounts of the grants and cash awards prior to any applicable tax withholding.

NEO	Fully Vested RSUs	Fully Vested Cash Award	RSUs Vesting on January 27, 2027	RSUs Vesting on July 27, 2027	RSUs Vesting on January 27, 2028
Diane R. Garrett	88,035	$4,532,979	238,800	195,275	96,350
Stanton K. Rideout	44,979	$2,316,045	122,953	98,608	52,250
Rebecca A. Jennings	15,228	$784,143	45,563	38,478	20,616
David B. Thomas	17,306	$891,159	45,504	35,370	18,986

Extraordinary Bonus Pool

Also on the Award Date, the Board approved the establishment of a one-time extraordinary bonus pool in the aggregate amount of $4.5 million (the “Bonus Pool”) to recognize the leadership team’s execution of transformational financings completed during 2025 and the resulting strengthening of the Company’s liquidity and capital structure. Awards under the Bonus Pool are intended to be non-recurring and do not modify the Company’s regular annual incentive or long-term incentive program design. Bonus Pool awards will be payable in a lump sum, subject to applicable tax withholding, and 50% of each award will be subject to a prorated clawback as approved by the Board in the event the recipient terminates employment within 12 months after payment. The NEOs will receive the following Bonus Pool cash payments:

Named Executive Officer	Cash Payment
Diane R. Garrett	$1,500,000
Stanton K. Rideout	$850,000
Rebecca A. Jennings	$769,000
David B. Thomas	$769,000

The Company expects to pay Bonus Pool awards as soon as practicable following the Award Date, subject to completion of customary administrative processes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYCROFT MINING HOLDING CORPORATION

Date: January 30, 2026	By:	/s/ Rebecca A. Jennings
	Name:	Rebecca A. Jennings
	Title:	Senior Vice President and General Counsel